SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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BERKSHIRE HATHAWAY INC.

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BERKSHIRE HATHAWAY INC.

3555 Farnam Street

Omaha, Nebraska 68131

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 30, 2016

TO THE SHAREHOLDERS:

Notice is hereby given that the Annual Meeting of the Shareholders of Berkshire Hathaway Inc. will be held at the CenturyLink Center Omaha, 455 North 10th Street, Omaha, Nebraska, on April 30, 2016 at 3:45 p.m. for the following purposes:

1.	To elect directors.

2.	To act on a shareholder proposal if properly presented at the meeting.

3.	To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 2, 2016 as the record date for determining the shareholders having the right to vote at the meeting or any adjournment thereof. A list of such shareholders will be available for examination by a shareholder for any purpose germane to the meeting during ordinary business hours at the offices of the Corporation at 3555 Farnam Street, Omaha, Nebraska, during the ten days prior to the meeting.

You are requested to date, sign and return the enclosed proxy which is solicited by the Board of Directors of the Corporation and will be voted as indicated in the accompanying proxy statement and proxy. A return envelope is provided which requires no postage if mailed in the United States. If mailed elsewhere, foreign postage must be affixed.

Prior to the formal annual meeting, the doors will open at the CenturyLink Center at 7:00 a.m. and the movie will be shown at 8:30 a.m. At 9:30 a.m., the question and answer period will commence. The question and answer period will last until 3:30 p.m. (with a short break for lunch). After a recess, the formal Annual Meeting of Shareholders will convene at 3:45 p.m.

By order of the Board of Directors

SHARON L. HECK, Secretary

Omaha, Nebraska

March 11, 2016

A shareholder may request meeting credentials for admission to the meeting by completing and promptly returning to the Company the meeting credential order form accompanying this notice. Otherwise, meeting credentials may be obtained at the meeting by persons identifying themselves as shareholders as of the record date. For a record owner, possession of a proxy card will be adequate identification. For a beneficial-but-not-of-record owner, a copy of a broker’s statement showing shares held for his or her benefit on March 2, 2016 will be adequate identification.

BERKSHIRE HATHAWAY INC.

3555 Farnam Street

Omaha, Nebraska 68131

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

April 30, 2016

This statement is furnished in connection with the solicitation by the Board of Directors (“Board”) of Berkshire Hathaway Inc. (hereinafter “Berkshire” or “Corporation” or “Company”) of proxies in the accompanying form for the Annual Meeting of Shareholders to be held on Saturday, April 30, 2016 at 3:45 p.m. and at any adjournment thereof. This proxy statement and the enclosed form of proxy were first sent to shareholders on or about March 11, 2016. If the form of proxy enclosed herewith is executed and returned as requested, it may nevertheless be revoked at any time prior to exercise by filing an instrument revoking it or a duly executed proxy bearing a later date. Solicitation of proxies will be made solely by mail at the Corporation’s expense. The Corporation will reimburse brokerage firms, banks, trustees and others for their actual out-of-pocket expenses in forwarding proxy material to the beneficial owners of its common stock.

As of the close of business on March 2, 2016, the record date for the Annual Meeting, the Corporation had outstanding and entitled to vote 807,242 shares of Class A Common Stock (hereinafter called “Class A Stock”) and 1,254,393,030 shares of Class B Common Stock (hereinafter called “Class B Stock”). Each share of Class A Stock is entitled to one vote per share and each share of Class B Stock is entitled to one-ten-thousandth (1/10,000) of one vote per share on all matters submitted to a vote of shareholders of the Corporation. The Class A Stock and Class B Stock vote together as a single class on the matters described in this proxy statement. Only shareholders of record at the close of business on April 30, 2016 are entitled to vote at the Annual Meeting or at any adjournment thereof.

The presence at the meeting, in person or by proxy, of the holders of Class A Stock and Class B Stock holding in the aggregate a majority of the voting power of the Corporation’s stock entitled to vote shall constitute a quorum for the transaction of business. A plurality of the votes properly cast for the election of directors by the shareholders attending the meeting, in person or by proxy, will elect directors to office. However, pursuant to the Berkshire Hathaway Inc. Corporate Governance Guidelines, if a director nominee in an uncontested election receives a greater number of votes “withheld” from his or her election than votes “for” that director’s election, the nominee shall promptly offer his or her resignation to the Board. A committee consisting of the Board’s independent directors (which will specifically exclude any director who is required to offer his or her own resignation) shall consider all relevant factors and decide on behalf of the Board the action to be taken with respect to such offered resignation and will determine whether to accept the resignation or take other action. The Corporation will publicly disclose the Board’s decision with regard to any resignation offered under these circumstances with an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the offered resignation.

A majority of votes properly cast upon any other question shall decide the question. Abstentions will count for purposes of establishing a quorum, but will not count as votes cast for the election of directors or any other question. Accordingly, abstentions will have no effect on the election of directors and are the equivalent of an “against” vote on matters requiring a majority of votes properly cast to decide the question. Broker non-votes will not count for purposes of establishing a quorum or as votes cast for the election of directors or any other question and accordingly will have no effect. Shareholders who send in proxies but attend the meeting in person may vote directly if they prefer and withdraw their proxies or may allow their proxies to be voted with the similar proxies sent in by other shareholders.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 30, 2016.

The Proxy Statement for the Annual Meeting of Shareholders to be held on April 30, 2016 and the 2015 Annual Report to the Shareholders are available at www.berkshirehathaway.com/eproxy.

1.	ELECTION OF DIRECTORS

At the 2016 Annual Meeting of Shareholders, a Board of Directors consisting of 12 members will be elected, each director to hold office until a successor is elected and qualified, or until the director resigns, is removed or becomes disqualified.

The Governance, Compensation and Nominating Committee (“Governance Committee”) has established certain attributes that it seeks in identifying candidates for directors. In particular the Governance Committee looks for individuals who have very high integrity, business savvy, an owner-oriented attitude and a deep genuine interest in Berkshire. These are the same attributes that Warren Buffett, Berkshire’s Chairman and CEO, believes to be essential if one is to be an effective member of the Board of Directors. In considering candidates for director, the Governance Committee considers the entirety of each candidate’s credentials in the context of these attributes. In the judgment of the Governance Committee as well as that of the Board as a whole, each of the candidates being nominated for director possesses such attributes.

Upon the recommendation of the Governance Committee and Mr. Buffett, the Board of Directors has nominated for election the 12 current directors of the Corporation. Certain information with respect to nominees for election as directors follows:

WARREN E. BUFFETT, age 85, has been a director and the controlling shareholder of the Corporation since 1965 and has been its Chairman and Chief Executive Officer since 1970. He was a director of The Washington Post Company until May 2011.

Additional Qualifications:

Warren Buffett brings to the Board his 46 years of experience as Chairman and Chief Executive Officer of the Corporation.

HOWARD G. BUFFETT, age 61, has been a director of the Corporation since 1993. For more than the past five years, Mr. Buffett has been President of Buffett Farms. Since 2013, Mr. Buffett has been the Chairman and Chief Executive Officer of the Howard G. Buffett Foundation, a charitable foundation that directs funding for humanitarian and conservation related issues. Between 1999 and 2013, he served as the President of the Howard G. Buffett Foundation. He is also a director of The Coca-Cola Company. He was a director of Lindsay Corporation until January 2016 and Sloan Implement Company until May 2015.

Additional Qualifications:

Howard Buffett brings to the Board his experience as the owner of a small business, as a past senior executive of a public corporation, as a director of public corporations and as the Chairman and CEO of a large charitable foundation.

STEPHEN B. BURKE, age 57, has been a director of the Corporation since 2009. Mr. Burke has been the Chief Executive Officer of NBCUniversal and Executive Vice President of Comcast Corporation since January 2011. Prior to that time, from 2004 until January 2011, he was the Chief Operating Officer of Comcast Corporation, and President of Comcast Cable Communications from 1998 until January 2010. He is also a director of JPMorgan Chase & Co.

Additional Qualifications:

Stephen Burke brings to the Board his experience as a senior executive of a public corporation and his financial expertise as a director of a major banking institution.

SUSAN L. DECKER, age 53, has been a director of the Corporation since 2007. Ms. Decker also serves on the boards of directors of Intel Corporation, Costco Wholesale Corporation and Vail Resorts, Inc. During the 2009-2010 school year, she served as Entrepreneur-in-Residence at Harvard Business School. Prior to that, from June 2000 to April 2009, Ms. Decker held various executive management positions at Yahoo! Inc., a global Internet brand, including President (June 2007 to April 2009), head of the Advertiser and Publisher Group (December 2006 to June 2007) and Chief Financial Officer (June 2000 to June 2007). Before Yahoo!, Ms. Decker spent 14 years with Donaldson, Lufkin & Jenrette. She is a Chartered Financial Analyst and served on the Financial Accounting Standards Advisory Council for a four-year term, from 2000 to 2004.

Additional Qualifications:

Susan Decker brings to the Board her experience as a past senior executive of a public corporation and a director of public corporations and her financial expertise as a former financial analyst and a former member of the Financial Accounting Standards Advisory Council.

WILLIAM H. GATES III, age 60, has been a director of the Corporation since 2005. Mr. Gates currently serves as Co-Chair of the Bill & Melinda Gates Foundation. Mr. Gates is a director of Microsoft Corporation and served as Chairman of the Board from its incorporation in 1981 until February 2014. Mr. Gates is currently a Technology Advisor for Microsoft Corporation and was its Chief Executive Officer from 1981 until January 2000.

Additional Qualifications:

William Gates brings to the Board his experience and financial expertise as the past chairman of the board of directors and chief executive officer of a public corporation and as the Co-Chair of a major charitable foundation.

DAVID S. GOTTESMAN, age 89, has been a director of the Corporation since 2004. For more than the past five years, he has been a principal of First Manhattan Co., an investment advisory firm. Mr. Gottesman is Vice Chairman and a trustee of the American Museum of Natural History.

Additional Qualifications:

David Gottesman brings to the Board his experience and financial expertise as principal of a private investment manager.

CHARLOTTE GUYMAN, age 59, has been a director of the Corporation since 2003. Ms. Guyman was a general manager with Microsoft Corporation until July 1999 and has been retired since that time. She is a director of Space Needle LLC and was former Chairman of the Board of Directors of UW Medicine, an academic medical center.

Additional Qualifications:

Charlotte Guyman brings to the Board her experience as a past senior executive of a public corporation and her financial expertise as the former chairman of a major academic medical center.

CHARLES T. MUNGER, age 92, has been a director and Vice Chairman of the Corporation’s Board of Directors since 1978. Between 1984 and 2011, he was Chairman of the Board of Directors and Chief Executive Officer of Wesco Financial Corporation, approximately 80%-owned by the Corporation during that period. He also served as President of Wesco Financial Corporation between 2005 and 2011. Mr. Munger is also Chairman of the Board of Directors of Daily Journal Corporation, a director of Costco Wholesale Corporation and Chairman of the Board of Trustees of Good Samaritan Hospital.

Additional Qualifications:

Charles Munger brings to the Board his 37 years of experience as Vice Chairman of the Corporation.

THOMAS S. MURPHY, age 90, has been a director of the Corporation since 2003. Mr. Murphy has been retired since 1996. He was Chairman of the Board and Chief Executive Officer of Capital Cities/ABC, Inc. from 1966 to 1990 and from February 1994 until his retirement in 1996.

Additional Qualifications:

Thomas Murphy brings to the Board his experience and financial expertise as a past chief executive officer of a public corporation and as a past director of public corporations.

RONALD L. OLSON, age 74, has been a director of the Corporation since 1997. For more than the past five years, he has been a partner in the law firm of Munger, Tolles & Olson LLP. He is also a director of Graham Holdings Company and Western Asset Trusts.

Additional Qualifications:

Ronald Olson brings to the Board his experience and expertise in legal issues and corporate governance as a partner of a law firm and as a director of public corporations.

WALTER SCOTT, JR., age 84, has been a director of the Corporation since 1988. For more than the past five years, he has been a director of Valmont Industries, Inc. Until 2014, Mr. Scott served as Chairman of the Board of Directors of Level 3 Communications, Inc., which is engaged in telecommunications and computer outsourcing and is a successor to certain businesses of Peter Kiewit Sons’ Inc.

Additional Qualifications:

Walter Scott brings to the Board his experience and financial expertise as a past chief executive officer and as a director of both public and private corporations and as chairman of a major charitable foundation.

MERYL B. WITMER, age 54, has been a director of the Corporation since 2013. For more than the past five years, Ms. Witmer has been a managing member of the General Partner of Eagle Capital Partners, L.P., an investment partnership. From 1989 through the end of 2000, she was one of two General Partners at Buchanan, Parker Asset Management which managed Emerald Partners L.P., an investment partnership.

Additional Qualifications:

Meryl Witmer brings to the Board her experience and financial expertise as a manager of an investment fund.

When the accompanying proxy is properly executed and returned, the shares it represents will be voted in accordance with the directions indicated thereon or, if no direction is indicated, the shares will be voted in favor of the election of the 12 nominees identified above. The Corporation expects each nominee to be able to serve if elected, but if any nominee notifies the Corporation before the annual meeting that he or she is unable to do so, then the proxies will be voted for the remainder of those nominated and, as designated by the directors, may be voted (i) for a substitute nominee or nominees, or (ii) to elect such lesser number to constitute the whole Board as equals the number of nominees who are able to serve.

Directors’ Independence

The Governance Committee of the Board of Directors has concluded that the following directors are independent in accordance with the director independence standards of the Securities and Exchange Commission pursuant to Item 407(a) of Regulation S-K, and has determined that none of them has a material relationship with the Corporation which would impair his or her independence from management or otherwise compromise his or her ability to act as an independent director: Stephen B. Burke; Susan L. Decker; William H. Gates III; David S. Gottesman; Charlotte Guyman; Thomas S. Murphy; Walter Scott, Jr. and Meryl B. Witmer.

In making its determination with respect to Mr. Scott, the Governance Committee considered his role as a director of and the holder (along with family members and related entities) of 9.1% of the voting stock of Berkshire Hathaway Energy Company (“BHE”) in which the Corporation owns approximately 89.9% of the voting stock. The Governance Committee also considered the agreement between the Corporation and Mr. Scott that requires Mr. Scott and his related family interests, before selling their BHE shares, to give the Corporation the right of first refusal to purchase their shares (if the Corporation is legally permitted to buy them) or the opportunity to assign its right to purchase to a third party (if it is not legally permitted to buy them). That same agreement also gives Mr. Scott and his related family interests the right to put their shares to the Corporation (if the Corporation is legally permitted to buy them) at fair market value to be determined by independent appraisal if the sellers do not agree with the price offered by the Corporation, and payable in Berkshire shares. The Governance Committee considered these relationships in light of the attributes it believes need to be possessed by independent-minded directors, including personal financial substance and a lack of economic dependence on the Corporation, as well as business wisdom and ownership of Berkshire shares. The Governance Committee concluded that Mr. Scott’s relationships, rather than interfering with his ability to be independent from management, are consistent with the business and financial substance that have made and continue to make him an independent director.

In making its determination with respect to Mr. Gates, the Governance Committee considered that Mr. Gates and his wife are trustees of the Bill & Melinda Gates Foundation (“Gates Foundation”) that since 2006 has received donations from Warren Buffett of 200,631,548 Class B shares of the Corporation. These shares were received in connection with Mr. Buffett’s pledge to donate Class B Stock to the Gates Foundation over the remainder of Mr. Buffett’s life. Terms of his pledge are described on Berkshire’s website at www.berkshirehathaway.com under the heading “Letters from Warren E. Buffett Regarding Pledges to Make Gifts of Berkshire Stock.” The Governance Committee considered these relationships in light of the attributes it believes need to be possessed by independent-minded directors, including personal financial substance and a lack of economic dependence on the Corporation, as well as business wisdom and ownership of Berkshire shares. The Governance Committee concluded that Mr. Gates’ relationship to the Gates Foundation had no impact on his independence and that he continues to qualify as an independent director.

Howard G. Buffett is the son of Warren Buffett. Ronald L. Olson is a partner of the law firm of Munger, Tolles & Olson LLP. Munger, Tolles & Olson LLP rendered legal services to the Corporation and its subsidiaries in 2015 and has been rendering services in 2016. The Corporation and its subsidiaries paid fees of $4.1 million to Munger, Tolles & Olson LLP during 2015.

Board of Directors’ Leadership Structure and Role in Risk Oversight

Warren E. Buffett is Berkshire’s Chief Executive Officer and Chairman of the Board of Directors. He is Berkshire’s largest shareholder and owns shares of Berkshire that represent 33.0% of the voting interest and 18.8% of the economic interest. As such he may be deemed to be Berkshire’s controlling shareholder. It is Mr. Buffett’s opinion that a controlling shareholder who is active in the business, as is currently the case and has been the case for Mr. Buffett for the last 46 years, should hold both roles. This opinion is shared by Berkshire’s Board of Directors. The Board of Directors has not named a lead independent director.

Mr. Buffett and the other members of the Board of Directors extensively discuss succession planning at each meeting of the Board. Upon his death or inability to manage Berkshire, no member of the Buffett family will be involved in managing Berkshire but, as very substantial Berkshire shareholders, the Buffett family will assist the Board of Directors in picking and overseeing the CEO selected to succeed Mr. Buffett. At that time, Mr. Buffett believes it would be prudent to have a member of the Buffett family serve as the non-executive Chairman of the Board. Ultimately, however, that decision will be the responsibility of the then Board of Directors.

The full Board of Directors has responsibility for general oversight of risks. It receives reports from Mr. Buffett and other members of senior management at least twice a year on areas of risk facing the Corporation. Also, at least once a year, the senior management of each of the Corporation’s significant businesses reports to the Board of Directors on risks facing their respective businesses. In addition, as part of its charter, the Audit Committee discusses Berkshire’s policies with respect to risk assessment and risk management.

Board of Directors’ Meetings

Board of Directors’ actions were taken in 2015 at the Annual Meeting of Directors that followed the 2015 Annual Meeting of Shareholders and at three special meetings and upon one occasion by directors’ unanimous written consent. Each then current director attended all meetings of the Board and of the Committees of the Board on which he or she served except that David S. Gottesman did not attend one of the special meetings of the Board of Directors. Directors are encouraged but not required to attend annual meetings of the Corporation’s shareholders. All directors of the Corporation attended the 2015 Annual Meeting of Shareholders.

Meetings of Non-Management and Independent Directors

Two meetings of non-management directors were held during 2015. Mr. Ronald L. Olson presided as ad hoc chair of the meetings. In addition, following one of the meetings of non-management directors, a meeting of directors determined to be independent was held. Mr. Walter Scott, Jr. presided as ad hoc chair of that meeting. A shareholder or other interested party wishing to contact the non-management directors or independent directors, as applicable, should send a letter to the Secretary of the Corporation at 3555 Farnam Street, Omaha, NE 68131. The mailing envelope must contain a clear notation that the enclosed letter is to be forwarded to the Corporation’s non-management directors or independent directors, as applicable.

Board of Directors’ Committees

The Board of Directors has established an Audit Committee in accordance with Section 3(a)(58)A of the Securities Exchange Act of 1934. During 2015, the Audit Committee consisted of Susan L. Decker, Charlotte Guyman and Thomas S. Murphy. The Board of Directors has determined that Mr. Murphy and Ms. Decker are each an “audit committee financial expert” as that term is used in Item 401(h) of Regulation S-K promulgated under the Securities Exchange Act. All current members of the Audit Committee meet the criteria for independence set forth in Rule 10A-3 under the Securities Exchange Act and in Section 303A of the New York Stock Exchange Listed Company Manual. The Audit Committee assists the Board with oversight of a) the integrity of the Corporation’s financial statements, b) the Corporation’s compliance with legal and regulatory requirements and c) the qualifications and independence of the Corporation’s independent public accountants and the Corporation’s internal audit function. The Audit Committee meets periodically with the Corporation’s independent public accountants, Director of Internal Auditing and members of management and reviews the Corporation’s accounting policies and internal controls. The Audit Committee also selects the firm of independent public accountants to be retained by the Corporation to perform the audit. The Audit Committee held six meetings during 2015. The Board of Directors adopted an Audit Committee Charter on April 29, 2000, which was subsequently amended and restated on March 2, 2004. The amended Audit Committee Charter is available on Berkshire’s website at www.berkshirehathaway.com.

The Board of Directors has established a Governance Committee and adopted a Charter to define and outline the responsibilities of its members. A copy of the Governance Committee’s Charter is available on Berkshire’s website at www.berkshirehathaway.com. The Governance Committee consists of Susan L. Decker, David S. Gottesman, Walter Scott, Jr. and Meryl B. Witmer, all of whom are independent directors in accordance with the New York Stock Exchange director independence standards.

The role of the Governance Committee is to assist the Board of Directors by a) recommending governance guidelines applicable to Berkshire; b) identifying, evaluating and recommending the nomination of Board members; c) setting the compensation of Berkshire’s Chief Executive Officer and performing other compensation oversight; d) reviewing related persons transactions and e) assisting the Board with other related tasks, as assigned from time to time. The Governance Committee met twice during 2015.

Director Nominations

Berkshire does not have a policy regarding the consideration of diversity in identifying nominees for director. In identifying director nominees, the Governance Committee does not seek diversity, however defined. Instead, as previously discussed, the Governance Committee looks for individuals who have very high integrity, business savvy, an owner-oriented attitude and a deep genuine interest in the Company. With respect to the selection of director nominees at the 2016 Annual Meeting of Shareholders, the Governance Committee recommends the Board nominate each of the 12 directors currently serving on the Board.

Berkshire’s Governance Committee has a policy under which it will consider recommendations presented by shareholders. A shareholder wishing to submit such a recommendation should send a letter to the Secretary of the Corporation at 3555 Farnam Street, Omaha, NE 68131. The mailing envelope must contain a clear notation that the enclosed letter is a “Director Nominee Recommendation.” The Secretary must receive the recommendation by December 12, 2016, for it to be considered by the Committee for the 2017 Annual Meeting of Shareholders. The letter must identify the author as a shareholder and provide a brief summary of the candidate’s qualifications. At a minimum, candidates recommended for nomination to the Board of Directors must meet the director independence standards of the New York Stock Exchange. The Governance Committee’s policy provides that candidates recommended by shareholders will be evaluated using the same criteria as are applied to all other candidates.

Director Compensation

Directors of the Corporation or its subsidiaries who are employees or spouses of employees do not receive fees for attendance at directors’ meetings. A director who is not an employee or a spouse of an employee receives a fee of $900 for each meeting attended in person and $300 for participating in any meeting conducted by telephone. A director who serves as a member of the Audit Committee receives a fee of $1,000 quarterly. Directors are reimbursed for their out-of-pocket expenses incurred in attending meetings of directors or shareholders. The Company does not provide directors and officers liability insurance to its directors.

The following table provides compensation information for the year ended December 31, 2015 for each non-management member of the Corporation’s Board of Directors.

	Fees Earned or Paid in Cash	Total

Howard G. Buffett	$3,000	$3,000
Stephen B. Burke	3,000	3,000
Susan L. Decker	7,000	7,000
William H. Gates III	3,000	3,000
David S. Gottesman	2,700	2,700
Charlotte Guyman	7,000	7,000
Thomas S. Murphy	7,000	7,000
Ronald L. Olson	3,000	3,000
Walter Scott, Jr.	3,000	3,000
Meryl B. Witmer	3,000	3,000

Governance, Compensation and Nominating Committee Interlocks and Insider Participation

The Governance Committee of our Board of Directors currently consists of Walter Scott, Jr., David S. Gottesman, Susan L. Decker and Meryl B. Witmer. None of these individuals has at any time been an officer or employee of the Company. During 2015, none of our executive officers served as a member of the board of directors or compensation committee of any entity for which a member of our Board of Directors or Governance, Compensation and Nominating Committee served as an executive officer.

Communications with the Board of Directors

Shareholders and other interested parties who wish to communicate with the Board of Directors or a particular director may send a letter to the Secretary of the Corporation at 3555 Farnam Street, Omaha, NE 68131. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines to promote effective governance of the Corporation. The Corporate Governance Guidelines are available on Berkshire’s website at www.berkshirehathaway.com.

Code of Business Conduct and Ethics

The Corporation has adopted a Code of Business Conduct and Ethics for all Berkshire directors, officers and employees as well as directors, officers and employees of each of its subsidiaries. The Code of Business Conduct and Ethics is available on Berkshire’s website at www.berkshirehathaway.com.

Related Persons Transactions

The Charter of the Governance Committee includes procedures for the approval or ratification of any Related Persons Transaction (“Transaction”) as defined in the regulations of the Securities and Exchange Commission. The procedures require that all requests for approval of proposed Transactions or ratification of Transactions be referred to the Chairman of the Governance Committee or directly to the full committee. The full committee reviews any Transaction which the Chairman concludes is material to the Company or which the Chairman is unable to review. Only Transactions which the Governance Committee or its Chairman finds to be in the best interests of Berkshire and its stockholders are approved or ratified. The Chairman reports all Transactions which he reviews to the Governance Committee annually for ratification. Berkshire is not aware of any Transaction entered into since January 1, 2015, or currently proposed, in which a Related Person had, or will have, a direct or indirect material interest.

Security Ownership of Certain Beneficial Owners and Management

Warren E. Buffett, whose address is 3555 Farnam Street, Omaha, NE 68131, is a nominee for director and the only person known to the Corporation to be the beneficial owner of more than 5% of the Corporation’s Class A Stock. The Bill & Melinda Gates Foundation Trust, whose address is 2365 Carillon Point, Kirkland, WA 98033, of which William H. Gates III is a trustee, is the beneficial owner of more than 5% of the Corporation’s Class B Stock. Blackrock Inc. whose address is 40 East 52nd Street, New York, NY 10022, reported on a Form 13-G filed with the Securities and Exchange Commission (“SEC”) on January 25, 2016 it was the beneficial owner of 90,744,049 shares of Class B Common Stock. Such shares represent approximately 7.2% of the outstanding shares of Class B Common Stock. State Street Corporation, whose address is One Lincoln Street, Boston, MA 02111, reported on a Form 13-G filed with the SEC on February 12, 2016 it was the beneficial owner of 77,269,214 shares of Class B Common Stock. Such shares represent 6.2% of the outstanding shares of Class B Common Stock. The Vanguard Group, whose address is 100 Vanguard Boulevard, Malvern, PA 19355, reported on a Form 13-G filed with the SEC on February 10, 2016 it was the beneficial owner of 98,764,735 shares of Class B Common Stock. Such shares represent 7.9% of the outstanding shares of Class B Common Stock. Beneficial ownership of the Corporation’s Class A and Class B Stock on March 2, 2016 by Mr. Buffett, the Bill & Melinda Gates Foundation Trust and by other executive officers and directors of the Corporation who own shares is shown in the following table:

Name	Title of Class of Stock	Shares Beneficially Owned (1)		Percentage of Outstanding Stock of Respective Class (1)	Percentage of Aggregate Voting Power of Class A and Class B (1)		Percentage of Aggregate Economic Interest of Class A and Class B (1)
Warren E. Buffett	Class A	308,261		38.2
	Class B	164,885		*	33.0	(2)	18.7
Howard G. Buffett	Class A	869	(3)	0.1
	Class B	2,450		*	0.1		0.1
Stephen B. Burke	Class A	28		*
	Class B	—		*	*		*
Susan L. Decker	Class A	—		*
	Class B	3,125		*	*		*
William H. Gates III	Class A	4,350	(4)	0.5
	Class B	72,743,548	(4)	5.8	1.2		3.2
David S. Gottesman	Class A	14,584	(5)	1.8
	Class B	2,626,298	(5)	0.2	1.6		1.0
Charlotte Guyman	Class A	100		*
	Class B	500		*	*		*
Charles T. Munger	Class A	4,904		0.6
	Class B	750		*	0.5		0.3
Thomas S. Murphy	Class A	695		0.1
	Class B	1,489		*	*		*
Ronald L. Olson	Class A	301	(6)	*
	Class B	17,435	(6)	*	*		*
Walter Scott, Jr.	Class A	100		*
	Class B	—		*	*		*
Meryl B. Witmer	Class A	3	(7)	*
	Class B	1,000		*	*		*
Directors and executive	Class A	334,195		41.4
officers as a group	Class B	75,561,480		6.0	36.6		23.4
*	less than 0.1%.

(1)

Beneficial owners exercise both sole voting and sole investment power unless otherwise stated. Each share of Class A Stock is convertible into 1,500 shares of Class B Stock at the option of the shareholder. As a result, pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, a shareholder is deemed to have beneficial ownership of the shares of Class B Stock which such shareholder may acquire upon conversion of the Class A Stock. In order to avoid overstatement, the amount of Class B Stock beneficially owned does not take into account such shares of Class B Stock which may be acquired upon conversion (an amount which is equal to 1,500 times the number of shares of Class A Stock held by a shareholder). The percentage of outstanding Class B Stock is based on the total number of shares of Class B Stock outstanding as of March 2, 2016 and does not take into account shares of Class B Stock which may be issued upon conversion of Class A Stock.

(2)

Mr. Buffett has entered into a voting agreement with Berkshire providing that, should the combined voting power of Berkshire shares as to which Mr. Buffett has or shares voting and investment power exceed 49.9% of Berkshire’s total voting power, he will vote those shares in excess of that percentage proportionately with votes of the other Berkshire shareholders.

(3)	Includes 859 Class A shares held by a private foundation for which Mr. Buffett possesses voting and investment power but with respect to which he disclaims any beneficial interest.

(4)

Includes 4,050 Class A shares held by a single-member limited liability company of which Mr. Gates is the sole member and 72,743,548 Class B shares owned by the Bill & Melinda Gates Foundation Trust of which Mr. Gates and his wife are co-trustees but with respect to which Mr. and Mrs. Gates disclaim any beneficial interest.

(5)

Includes 10,313 Class A shares and 2,604,028 Class B shares as to which Mr. Gottesman or his wife has shared voting power and 6,190 Class A shares and 2,519,163 Class B shares as to which Mr. Gottesman or his wife has shared investment power. Mr. Gottesman has a pecuniary interest in 6,425 Class A shares and 395 Class B shares included herein.

(6)	Includes 193 Class A shares and 400 Class B shares held by four trusts for which Mr. Olson is a trustee but with respect to which Mr. Olson disclaims any beneficial interest.

(7)	Does not include 2 Class A shares owned by Ms. Witmer’s husband and 2 Class A shares owned by her two children.

Compensation Discussion and Analysis

Berkshire’s program regarding compensation of its executive officers is different from most public company programs. Mr. Buffett’s and Mr. Munger’s compensation is reviewed annually by the Governance Committee of the Corporation’s Board of Directors. Due to Mr. Buffett’s and Mr. Munger’s desire that their compensation remain unchanged, the Committee has not proposed an increase in Mr. Buffett’s or Mr. Munger’s compensation since the Committee was created in 2004. Prior to that time Mr. Buffett recommended to the Board of Directors the amount of his compensation and Mr. Munger’s. Mr. Buffett’s and Mr. Munger’s annual compensation has each been $100,000 for more than 25 years and Mr. Buffett has advised the Committee that he would not expect or desire such compensation to increase in the future.

The Committee has established a policy that: (i) neither the profitability of Berkshire nor the market value of its stock are to be considered in the compensation of any executive officer; and (ii) all compensation paid to executive officers of Berkshire be deductible under Internal Revenue Code Section 162(m). Under the Committee’s compensation policy, Berkshire does not grant stock options to executive officers. The Committee has delegated to Mr. Buffett the responsibility for setting the compensation of Mr. Hamburg, Berkshire’s Senior Vice President/Chief Financial Officer.

Mr. Buffett will on occasion utilize Berkshire personnel and/or have Berkshire pay for minor items such as postage or phone calls that are personal. Mr. Buffett reimburses Berkshire for these costs by making an annual payment to Berkshire in an amount that is equal to or greater than the costs that Berkshire has incurred on his behalf. During 2015, Mr. Buffett reimbursed Berkshire $50,000. Berkshire provides personal and home security services for Mr. Buffett. The cost for these services was $370,244 in 2015. It should be noted that many large companies maintain security departments that provide costly services to top executives but for which no itemization is provided in their proxy statements. Mr. Buffett and Mr. Munger do not use Company cars or belong to clubs to which the Company pays dues. It should also be noted that neither Mr. Buffett nor Mr. Munger utilizes corporate-owned aircraft for personal use. Each of them is personally a fractional NetJets owner, paying standard rates, and they use Berkshire-owned aircraft for business purposes only.

Factors considered by Mr. Buffett in setting Mr. Hamburg’s salary are typically subjective, such as his perception of Mr. Hamburg’s performance and any changes in functional responsibility. Mr. Buffett also sets the compensation for each of the CEO’s of Berkshire’s significant operating businesses. He utilizes many different incentive arrangements, with their terms dependent on such elements as the economic potential or capital intensity of the business. The incentives can be large and are always tied to the operating results for which the CEO has authority. These incentives are related to measures over which the CEO has control.

The following table discloses the compensation received for the three years ended December 31, 2015 by the Corporation’s Chief Executive Officer, its other executive officer and its Chief Financial Officer.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Annual Compensation		All Other Compensation		Total Compensation
		Salary	Bonus
Warren E. Buffett	2015	$100,000	$—	$370,244	(2)	$470,244
Chief Executive Officer/	2014	100,000	—	364,011	(2)	464,011
Chairman of the Board	2013	100,000	—	385,606	(2)	485,606

Charles T. Munger(1)	2015	100,000	—	—		100,000
Vice Chairman of the Board	2014	100,000	—	—		100,000
	2013	100,000	—	—		100,000

Marc D. Hamburg	2015	1,350,000	—	13,500	(4)	1,363,500
Senior Vice President/CFO	2014	1,225,000	500,000 (3)	13,000	(4)	1,738,000
	2013	1,125,000	—	12,750	(4)	1,137,750

(1)	Mr. Munger is compensated by a Berkshire subsidiary.

(2)	Represents the costs of personal and home security services provided for Mr. Buffett and paid by Berkshire.

(3)	Bonus paid in recognition of work performed in connection with a business acquisition.

(4)	Represents contributions to a subsidiary’s defined contribution plan in which Mr. Hamburg participates.

Governance, Compensation and Nominating Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis to be included in the Company’s 2015 Shareholder Meeting Schedule 14A Proxy Statement, filed pursuant to Section 14(a) of the Securities Exchange Act of 1934 (the “Proxy”). Based on the review and discussion referred to on page 8, we recommend that the Compensation Discussion and Analysis be included in the Company’s Proxy.

Submitted by the members of the Governance, Compensation and Nominating Committee of the Board of Directors.

Walter Scott, Jr., Chairman	David S. Gottesman
Susan L. Decker	Meryl B. Witmer

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s officers and directors, and persons who own more than 10% of a registered class of the Corporation’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten-percent shareholders are required by the regulations of the Securities Exchange Commission to furnish the Corporation with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, and written representations from certain reporting persons that no Section 16(a) forms were required for those persons, the Corporation believes that during 2015 all filing requirements applicable to its officers, directors and greater than ten-percent shareholders were complied with.

Independent Public Accountants

Deloitte & Touche LLP (“Deloitte”) served as the Corporation’s principal independent public accountants for 2015. Representatives from that firm will be present at the Annual Meeting of Shareholders, will be given the opportunity to make a statement if they so desire and will be available to respond to any appropriate questions. The Corporation has not selected independent public accountants for the current year, since its normal practice is for the Audit Committee of the Board of Directors to make such selection later in the year. The following table shows the fees paid or accrued for audit services and fees paid for audit-related, tax and all other services rendered by Deloitte for each of the last two years (in millions):

	2015	2014
Audit Fees (a)	$35.4	$32.5
Audit-Related Fees (b)	2.2	2.1
Tax Fees (c)	0.5	0.9

	$38.1	$35.5

(a)	Audit fees include fees for the audit of the Corporation’s consolidated financial statements and interim reviews of the Corporation’s quarterly financial statements, audit services provided in connection with required statutory audits of many of the Corporation’s insurance subsidiaries and certain of its non-insurance subsidiaries and comfort letters, consents and other services related to Securities and Exchange Commission matters.

(b)	Audit-related fees primarily include fees for certain audits of subsidiaries not required for purposes of Deloitte’s audit of the Corporation’s consolidated financial statements or for any other statutory or regulatory requirements, audits of certain subsidiary employee benefit plans and consultations on various accounting and reporting matters.

(c)	Tax fees include fees for services relating to tax compliance, tax planning and tax advice. These services include assistance regarding federal, state and international tax compliance, tax return preparation and tax audits.

The Audit Committee has considered whether the non-audit services provided to the Company by Deloitte impaired the independence of Deloitte and concluded that they did not.

All of the services performed by Deloitte were pre-approved in accordance with the pre-approval policy adopted by the Audit Committee on May 5, 2003. The policy provides guidelines for audit, audit related, tax and other non-audit services that may be provided by Deloitte to the Company. The policy (a) identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that Deloitte’s independence is not impaired; (b) describes the audit, audit-related and tax services that may be provided and the non-audit services that are prohibited; and (c) sets forth pre-approval requirements for all permitted services. Under the policy, requests to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by both the Company’s independent auditor and its Chief Financial Officer. All requests for services to be provided by the independent auditor that do not require specific approval by the Audit Committee will be submitted to the Company’s Chief Financial Officer and must include a detailed description of the services to be rendered. The Chief Financial Officer will determine whether such services are included within the list of services that have received the general pre-approval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor.

Report of the Audit Committee

February 24, 2016

To the Board of Directors of Berkshire Hathaway Inc.

We have reviewed and discussed the consolidated financial statements of the Corporation and its subsidiaries to be set forth in the Corporation’s 2015 Annual Report to Shareholders and at Item 8 of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015 with management of the Corporation and Deloitte & Touche LLP, independent public accountants for the Corporation.

We have discussed with Deloitte & Touche LLP the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”), as adopted in Auditing Standard No. 16 (Communications with Audit Committees). We have received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable PCAOB requirements for independent accountant communications with audit committees with respect to auditor independence and have discussed with Deloitte & Touche LLP its independence from the Corporation.

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and in accordance with generally accepted accounting principles; that is the responsibility of management and the Corporation’s independent public accountants. In giving its recommendation to the Board of Directors, the Audit Committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (ii) the reports of the Corporation’s independent public accountants with respect to such financial statements.

Based on the review and discussions with management of the Corporation and Deloitte & Touche LLP referred to above, we recommend to the Board of Directors that the Corporation publish the consolidated financial statements of the Corporation and subsidiaries for the year ended December 31, 2015 in the Corporation’s Annual Report on Form 10-K and in the Corporation’s 2015 Annual Report to Shareholders.

Submitted by the members of the Audit Committee of the Board of Directors.

Thomas S. Murphy, Chairman	Charlotte Guyman
Susan L. Decker

2.	SHAREHOLDER PROPOSAL

The Nebraska Peace Foundation owns one share of Class A Common Stock and has given notice that a representative of the Nebraska Peace Foundation intends to present for action at the meeting the following proposal.

WHEREAS: Climate change is a slow-moving process relative to many other public policy issues. Nonetheless, the future of the world’s climate system hinges heavily on actions taken by governments, corporations, and individuals over the next few decades. Claims exposure to weather-related events requires that insurance and reinsurance companies take the lead in evaluating and managing the impact of extreme weather. Meanwhile, climate change could have unanticipated adverse effects on the investments of insurers.

AND WHEREAS: Reporting of risks helps companies better integrate and gain strategic value from existing operations, identify and anticipate gaps and opportunities, develop company-wide communications, and receive feedback. Reporting on the impact of climate change for Berkshire Hathaway insurance companies would confirm their status as leaders in the global insurance industry, complementing the leadership BH energy companies demonstrate in the provision of renewable energy.

BE IT RESOLVED: Shareholders request the BH insurance division, within a reasonable period of time, issue a report describing the division’s responses to the risks posed by climate change. The report should include specific initiatives and goals relating to each risk issue identified; be prepared at a reasonable cost; and omit proprietary information.

SUPPORTING STATEMENT:

Insurance regulators worldwide are exploring the implication of climate change-related risks for the insurance sector and adapting their supervisory approach.

In 2013 the National Association of Insurance Commissioners in the US adopted revisions to the Financial Condition Examiners Handbook to support examiners in assessing any potential impact of climate change on solvency of insurance firms.

In September 2015, the Prudential Regulation Authority of the Bank of England (responsible for regulation of UK insurance companies) issued an 85-page report outlining the risks facing the insurance industry as a result of climate change. The PRA has indicated it expects PRA-regulated insurance firms to consider the risks identified.

The impact of climate change on the UK insurance sector: A climate change adaptation report by the Prudential Regulation Authority identifies three climate-change risk factors affecting insurers:

“(i) Physical risks: the first-order risks which arise from weather-related events…such as damage to property, and also those that may arise indirectly through subsequent events, such as disruption of global supply chains or resource scarcity.

“(ii) Transition risks: the financial risk which could arise for insurance firms from the transition to a lower-carbon economy. For insurance firms, this risk factor is mainly about the potential re-pricing of carbon-intensive financial assets, and the speed at which any such re-pricing might occur…

“(iii) Liability risks: risks…from parties who have suffered loss and damage from climate change, and then seek to recover losses from others who they believe may have been responsible…[through] third-party liability contracts such as professional indemnity or directors’ and officers’ insurance.”

The operations and capital strength of BH insurance companies would benefit greatly from a thorough internal review of the risks posed by climate change.

THE BOARD OF DIRECTORS UNANIMOUSLY FAVORS A VOTE AGAINST THE PROPOSAL FOR THE FOLLOWING REASONS:

The Board of Directors shares the views of Berkshire’s Chairman and CEO, Warren E. Buffett as to why Berkshire shareholders should vote against the shareholder proposal. Mr. Buffett described his reasons in his letter to Berkshire shareholders that is included in Berkshire’s 2015 Annual Report. A condensed summary of his thoughts regarding this proposal follow.

It seems highly likely to me that climate change poses a major problem for the planet. I say “highly likely” rather than “certain” because I have no scientific aptitude and remember well the dire predictions of most “experts” about Y2K. It would be foolish, however, for me or anyone to demand 100% proof of huge forthcoming damage to the world, if that outcome seemed at all possible and if prompt action had even a small chance of thwarting the threat. If there is only a 1% chance the planet is heading toward a truly major disaster and delay means passing a point of no return, inaction now is foolhardy. Call this Noah’s Law: If an ark may be essential for survival, begin building it today, no matter how cloudless the skies appear.

It’s understandable that the sponsor of the proposal believes Berkshire is especially threatened by climate change because we are a huge insurer, covering all sorts of risks. The sponsor may worry that property losses will skyrocket because of weather changes. And such worries might, in fact, be warranted if we wrote ten- or twenty-year policies at fixed prices. But insurance policies are customarily written for one year and repriced annually to reflect changing exposures. Increased possibilities of loss translate promptly into increased premiums.

Up to now, climate change has not produced more frequent or more costly hurricanes or other weather-related events covered by insurance. As a consequence, U.S. super-cat rates have fallen steadily in recent years which is why we have backed away from that business. If super-cats become costlier and more frequent, the likely – though far from certain – effect on Berkshire’s insurance business would be to make it larger and more profitable.

As a citizen, you may understandably find climate change keeping you up at nights. As a homeowner in a low-lying area, you may wish to consider moving. But when you are thinking only as a shareholder of a major insurer, climate change should not be on your list of worries.

Proxies given without instructions will be voted against this shareholder proposal.

3.	OTHER MATTERS

As of the date of this statement your management knows of no business to be presented to the meeting that is not referred to in the accompanying notice other than the approval of the minutes of the last Annual Meeting of Shareholders, which action will not be construed as approval or disapproval of any of the matters referred to in such minutes. As to other business that may properly come before the meeting, it is intended that proxies properly executed and returned will be voted in respect thereof at the discretion of the person voting the proxies in accordance with his or her best judgment, including upon any shareholder proposal about which the Corporation did not receive timely notice.

Annual Report

The Annual Report to the Shareholders for 2015 accompanies this proxy statement, but is not deemed a part of the proxy soliciting material.

A copy of the 2015 Form 10-K report as filed with the Securities and Exchange Commission, excluding exhibits, will be mailed to shareholders without charge upon written request to: Sharon L. Heck, Secretary, Berkshire Hathaway Inc., 3555 Farnam Street, Omaha, NE 68131. Such request must set forth a good-faith representation that the requesting party was either a holder of record or a beneficial owner of Class A or Class B Stock of the Corporation on March 2, 2016. Exhibits to the Form 10-K will be mailed upon similar request and payment of specified fees. The 2015 Form 10-K is also available through the Securities and Exchange Commission’s website (www.sec.gov).

Proposals of Shareholders

Any shareholder proposal intended to be considered for inclusion in the proxy statement for presentation at the 2017 Annual Meeting must be received by the Corporation by November 11, 2016. The proposal must be in accordance with the provisions of Rule 14a-8 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934. It is suggested the proposal be submitted by certified mail – return receipt requested. Shareholders who intend to present a proposal at the 2017 Annual Meeting without including such proposal in the Corporation’s proxy statement must provide the Corporation notice of such proposal no later than January 31, 2017. The Corporation reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

By order of the Board of Directors

SHARON L. HECK, Secretary

Omaha, Nebraska

March 11, 2016

P R O X Y

BERKSHIRE HATHAWAY INC.

Annual Meeting of Shareholders to be held on April 30, 2016

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Marc D. Hamburg and Walter Scott, Jr., or either of them, as proxies, with power of substitution to each proxy and substitute, to vote the Class A Common Stock (CLA) and Class B Common Stock (CLB) of the undersigned at the 2016 Annual Meeting of Shareholders of Berkshire Hathaway Inc. and at any adjournment thereof, as indicated on the reverse hereof on the matters specified, and as said proxies may determine in the exercise of their best judgment on any other matters which may properly come before the meeting or any adjournment thereof.

IF PROPERLY EXECUTED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NOT SPECIFIED, WILL BE VOTED FOR ELECTING ALL DIRECTOR NOMINEES AND AGAINST THE SHAREHOLDER PROPOSAL.

PLEASE SIGN ON THE REVERSE SIDE AND MAIL PROMPTLY

IN THE ENCLOSED ENVELOPE

SEE REVERSE SIDE	SEE REVERSE SIDE

☒	Please mark votes as in this example.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 30, 2016.
The Board Recommends a Vote For All Nominees.	The following material is available at www.berkshirehathaway.com/eproxy.
Proxy Statement Annual Report

1. Election of Directors

Nominees: Warren E. Buffett, Charles T. Munger,

Howard G. Buffett, Stephen B. Burke, Susan L. Decker,

William H. Gates III, David S. Gottesman,

Charlotte Guyman, Thomas S. Murphy, Ronald L. Olson,

Walter Scott, Jr. and Meryl B. Witmer

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐

☐	FOR ALL NOMINEES	☐	WITHHELD FROM ALL NOMINEES	Please sign exactly as your name appears. If acting as attorney, executor, trustee or in representative capacity, sign name and title.

☐	Signature:	Date

For, except vote withheld from the above nominee(s).	Signature:	Date

The Board Recommends a Vote Against Item 2.

2. Shareholder proposal regarding the reporting of risks posed by climate change.

☐ FOR ☐ AGAINST ☐ ABSTAIN